AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 16, 1998
                                                REGISTRATION NO. 333-___________



                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                           ---------------------------


                                    FORM S-8
                             REGISTRATION STATEMENT

                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ---------------------------


                       INTEGRATED PROCESS EQUIPMENT CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                                         77-0296222
 (STATE OF OTHER JURISDICTION OF            (I.R.S. EMPLOYER IDENTIFICATION NO.)
 INCORPORATION OR ORGANIZATION)

                      911 BERN COURT, SAN JOSE, CALIFORNIA
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, ZIP CODE)

                           ---------------------------


                 AUGUST 13, 1997 EXECUTIVE EMPLOYMENT AGREEMENT
                            (FULL TITLE OF THE PLAN)

                           ---------------------------



                                SANJEEV R. CHITRE
                       CHAIRMAN OF THE BOARD OF DIRECTORS

                       INTEGRATED PROCESS EQUIPMENT CORP.
                                 911 BERN COURT
                           SAN JOSE, CALIFORNIA 95112
                                 (408) 436-2170
(NAME, ADDRESS, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                           ---------------------------



                                    COPY TO:
                               NEIL J. WOLFF, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                               PALO ALTO, CA 94304

                         CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED             PROPOSED MAXIMUM
      TITLE OF SECURITIES TO BE         AMOUNT TO BE           MAXIMUM OFFERING        AGGREGATE OFFERING            AMOUNT OF
             REGISTERED                  REGISTERED            PRICE PER SHARE               PRICE                REGISTRATION FEE
Common Stock ($0.01 par value            200,000 (1)              $26.875                  $5,375,000              $   1,586
per share)
==================================================================================================================================


(1) The shares covered by this Registration Statement represent 200,000 shares of Common Stock underlying options granted to the Company's President and Chief Executive Officer pursuant to an Executive Employment Agreement dated August 13, 1997, as amended, at an exercise price of $26.875.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents and information are incorporated by reference as filed with the Securities and Exchange Commission:

                  (a)      The Company's 1997 Annual Report to Stockholders.

                  (b) The Company's Form 10-K Annual Report for the fiscal year ended June 30, 1997.

                  (c) The Company's Form 10-Q for the quarter ended September 30, 1997.

                  (d) The Company's Form 10-Q for the quarter ended December 31, 1997.

                  (e) The Company's Form 10-Q for the quarter ended March 31, 1998.

                  (f) The description of the Company's Common Stock set forth in the Company's Registration Statement on Form S-1 (No. 33-44746) which is incorporated by reference in Item 1 of the Registrant's Registration Statement on Form 8-A (File No. 0-20470) filed pursuant to
                           Section 12 of the Exchange Act.

                  (g) The Company's Forms 8-K filed September 3, 1997, September 12, 1997, February 5, 1998 and July 10, 1998.


         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.


ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law generally provides that a corporation is empowered to indemnify any person who is made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving, at the request of the corporation, in any of such capacities of another corporation or other enterprise, if such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. This statute describes in detail the right of the Registrant to indemnify any such person.

         The Registrant's Certificate of Incorporation eliminates in certain circumstances the liability of directors of the Registrant for monetary damages for breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director (i) for breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent declaration of an unlawful dividend, stock purchase or redemption or (iv) for transactions from which the director derived an improper personal benefit.

         The Registrant's Certificate of Incorporation also provides generally for indemnification of all directors and officers of the Registrant to the fullest extent permitted by the General Corporation Law of the State of Delaware. Such right to indemnification shall be deemed to be a contract right and includes generally the right to be paid by the Registrant the expenses incurred in defending any proceeding covered by this provision in advance of its final disposition. Individuals who are entitled to indemnification may bring suit to seek recovery of amounts due under the foregoing provisions and to recover the expenses of such suit if successful.

         The Registrant has entered into indemnification agreements to such effect with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the General Corporation Law of Delaware. The indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

         The Registrant believes that it is the position of the Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act, such provisions are against public policy as expressed in the Security Act and are therefore unenforceable.

         The Registrant currently maintains an officers' and directors' liability insurance policy which covers, subject to the exclusions and limitations of the policy, officers and directors of the Registrant against certain liabilities which may be incurred by them solely in such capacities.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.


ITEM 8.  EXHIBITS.

         4.1      Executive Employment Agreement.

         4.2      Amendment to Executive Employment Agreement.

         5.1 Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

         23.1     Consent of KPMG Peat Marwick LLP, Independent Auditors.

         23.2     Consent of Richard A. Eisner & Company, LLP.

         23.3     Consent of Counsel (Contained in Exhibit 5.1 above).

         24.1 Power of Attorney (Included on page 6 of this Registration Statement).

ITEM 9.  UNDERTAKINGS.

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933 (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or the Bylaws of Registrant, Indemnification Agreements entered into between Registrant and its officers and directors, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on this 16th day of July 1998.

                  INTEGRATED PROCESS EQUIPMENT CORP.

                  By:      /s/ JOHN S. HODGSON
                           -----------------------------------------------------
                          John S. Hodgson
                          Vice President, Treasurer and Chief Financial Officer


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger D. McDaniel and John S. Hodgson jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               Signatures                                       Title                                     Date
               ----------                                       -----                                     ----


/s/ SANJEEV R. CHITRE                     Chairman of the Board of Directors                         July 16, 1998
------------------------------------
         Sanjeev R. Chitre

/s/ ROGER D. McDANIEL                     President, Chief Executive Officer and Director            July 16, 1998
------------------------------------
         Roger D. McDaniel                (Principal Executive Officer)

/s/ JOHN S. HODGSON                       Vice President, Chief Financial Officer                    July 16, 1998
------------------------------------
         John S. Hodgson                  (Principal Financial and Accounting Officer),
                                          Treasurer and Secretary

/s/ HAROLD C. BALDAUF                     Director                                                   July 16, 1998
------------------------------------
         Harold C. Baldauf

/s/ WILLIAM J. FRESCHI                    Director                                                   July 16, 1998
------------------------------------
         William J. Freschi

/s/ KENNETH LEVY                          Director                                                   July 16, 1998
------------------------------------
         Kenneth Levy

                                INDEX TO EXHIBITS




       EXHIBIT
       NUMBER     DESCRIPTION OF DOCUMENT
       ------     -----------------------

         4.1      Executive Employment Agreement.

         4.2      Amendment to Executive Employment Agreement.

         5.1 Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

         23.1     Consent of KPMG Peat Marwick LLP, Independent Auditors.

         23.2     Consent of Richard A. Eisner & Company, LLP.

         23.3     Consent of Counsel (Contained in Exhibit 5.1 above).

         24.1 Power of Attorney (Included on page 6 of this Registration Statement).